 PROMISSORY NOTE

$48,000.00

     August 20, 2016

FOR VALUE RECEIVED from an individual, dated August 20, 2016, PostAds, Inc. (the “Maker”), a Florida corporation, hereby promises to pay to Michael Gleicher, a Florida individual, or his successors and assigns (the “Payee”), the principal sum of Forty Eight Thousand Dollars (U.S. $48,000.00) (the “Principal Amount”).

1.

Payments and Maturity.  The Principal Amount hereunder shall be paid no later than August 19, 2017 (the “Maturity Date”).

2.

Interest Rate. Interest shall accrue on the unpaid principal amount of this Promissory Note at the rate of 5% per annum.

3.

Collection Expenses.  If this obligation is placed in the hands of an attorney for collection after default, and provided the Payee prevails on the merits in respect to its claim of default, the Maker shall pay (and shall indemnify and hold harmless the Payee from and against), all reasonable attorneys’ fees and expenses incurred by the Payee in pursuing collection of this Note.

4.

Successors and Assigns. This Note shall be binding upon the Maker and its successors and shall inure to the benefit of the Payee and his successors and assigns. The term “Payee” as used herein, shall also include any endorsee, assignee or other holder of this Note.

5.

Due Authorization.  This Note has been duly authorized, executed and delivered by the Maker and is the legal obligation of the Maker, enforceable against the Maker in accordance with its terms.

IN WITNESS WHEREOF, the Maker has caused this Promissory Note to be duly executed and delivered as of the date first set forth above.

POSTADS, INC.

_________________________________

Kenneth Moore, CEO

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Date

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